Exhibit n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 (File No. 333-227489) of PIMCO Dynamic Income Fund of our report dated August 25, 2020, relating to the financial statements and financial highlights, which appears in PIMCO Dynamic Income Fund’s Annual Report on Form N-CSR for the year ended June 30, 2020. We also consent to the references to us under the headings Financial Statements, Financial Highlights and Independent Registered Public Accounting Firm in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

October 5, 2020